Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com
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January 22, 2013	Hong Kong	Shanghai
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Milan

InterMune, Inc.

3280 Bayshore Boulevard

Brisbane, California 94005

Re:	Registration Statement No. 333-185508 on Form S-3; 15,525,000 shares of
Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to InterMune, Inc., a Delaware corporation (the “Company”), in connection with the issuance of 15,525,000 shares of common stock, $0.001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2012 (Registration No. 333-185508) (as amended, the “Registration Statement”), a base prospectus dated December 28, 2012 (the “Base Prospectus”) and a prospectus supplement dated January 15, 2013 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated January 15, 2013 between Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in the underwriting agreement, and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

January 22, 2013

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated January 22, 2013 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                                                                                           Very truly yours,

                                                                                                                           /s/ Latham & Watkins LLP